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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE                                December 5, 2000

CONTACTS:         INVESTOR RELATIONS                 MEDIA RELATIONS
                  Diana Matley                       Kevin Brett
                  408-433-4365                       408-433-7150
                  diana@lsil.com                     kbrett@lsil.com

CCOO-53

LSI LOGIC UPDATES FOURTH-QUARTER OUTLOOK

MILPITAS, CA - LSI Logic Corporation (NYSE: LSI) today lowered its fourth quarter guidance due to lowered customer short-term requirements as a result of the build-up of inventory in the supply chain.

"In recent weeks, many of our customers are taking actions to work down their in-process inventories and it appears these steps are not attributable at this time to an easing of end-demand," said Wilfred J. Corrigan, LSI Logic chairman and chief executive officer. "However, we will continue to work closely with our customers to monitor the overall end-market conditions in the coming weeks and months."

LSI Logic now expects that fourth quarter 2000 revenue will be up 3-4 percent sequentially from the $728 million reported in the third quarter. Prior guidance called for a 10 percent increase in revenues.

The company also anticipates that fourth quarter earnings will be 34 cents a diluted share, up from the 33 cents in the third quarter. The company earlier projected fourth quarter earnings of 36 cents. Gross margin will be comparable to the 43.3 percent in the third quarter. Prior guidance for gross margin was about 44 percent.


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"We are on-track to report record revenues and profits in the fourth quarter,"
said Bryon Look, LSI Logic executive vice president and chief financial officer. "We are capitalizing on the opportunities presented by the build-out of global communications and storage markets."

The following is the updated fourth quarter outlook for LSI Logic:

LSI Logic expects 2000 Q4 revenue to be up 3-4 percent sequentially from the $728 million reported in the third quarter.

The company anticipates reporting fourth quarter earnings of 34 cents, up from the 33 cents in the third quarter.

Gross margin is expected to be comparable to the 43.3 percent in the third quarter.

Recurring investment income will be around $15 million in the fourth quarter, approximately the same amount as realized in the second and third quarters.

The fourth quarter tax rate is expected to be 25 percent.

Capital spending for 2000 is anticipated to be approximately $600 million.

Fourth quarter depreciation is projected to be approximately $90 million.

Notwithstanding this news release, it continues to be the company's policy to not comment on financial analyst estimates or to provide periodic financial guidance updates.

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SAFE HARBOR FOR FORWARD LOOKING STATEMENTS: The statements by LSI Logic management and the above statements regarding revenues, earnings, gross margins, investment income, tax rates, and depreciation made in this news release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended. The company's actual results in future periods may be materially different from any performance suggested in this news release. Risks and uncertainties to which the company is subject may include, but may not necessarily be limited to fluctuations in the timing and volumes of customer demand, particularly for applications where rapid growth is anticipated, and the company's achievement of revenue objectives and other financial targets. Other risks and uncertainties include, but are not necessarily limited to the timing and success of new product introductions, the continued availability of appropriate levels of manufacturing capacity and the realization of benefits from the company's strategic relationships and investments. The extent to which the company's plans for future cost reductions are realized may also impact its future performance. The company operates in an industry sector where securities' values are highly volatile and may be influenced by economic and other factors beyond the company's control. In the context of forward-looking information provided in this news release, reference is made to the discussion of risk factors detailed in the company's filings from time to time with the Securities and Exchange Commission, including but not limited to filings made during the past 12 months.

LSI Logic Corporation (NYSE: LSI) is a leading supplier of communications chips for broadband, data networking, wireless and set-top box applications. In addition, the company provides chips and boards for network computing and supplies storage network solutions for the enterprise. LSI Logic is headquartered at 1551 McCarthy Boulevard, Milpitas, CA 95035, 408-433-8000, http://www.lsilogic.com.

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Editor's Notes:

1. All LSI Logic news releases (financial, acquisitions, manufacturing, products, technology etc.) are issued exclusively by PR Newswire and are immediately thereafter posted on the company's external website, http://www.lsilogic.com.

2.   The LSI Logic logo design is a registered trademark of LSI Logic
     Corporation.

3. All other brand or product names may be trademarks or registered trademarks of their respective companies.